For Immediate Release:

Investor Relations Contact: Joe Allman
Republic Airways Holdings
Tel. (317) 246-2612

Republic Airways Holdings reports first quarter 2015 financial results

Indianapolis, Indiana (May 7, 2015) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported financial results for the first quarter of 2015.

Republic's pre-tax income for the first quarter of 2015 was $11.2 million, compared to $22.8 million for the prior year's first quarter. Republic's net income for the first quarter of 2015 was $6.4 million, or $0.13 per diluted share. The Company incurred approximately $8.0 million, or $0.09 per diluted share, for charges related to fleet transition expenses and employee severance costs, which are included in other operating expense.

The first quarter of 2015 results were also negatively impacted by a reduction in operational reliability. Republic's operating performance, as measured in block hours, departures, and available seat miles was approximately 4% lower than planned.

The Company reported the following key metrics for the three months ended March 31, 2015, and 2014:

	Three Months ended March 31,
(Unaudited)	2015	2014	% Increase / Decrease
(in millions, except as noted with *)
Available seat miles (ASMs)	3,490	3,366	3.7%
Block hours (hours)	177,568	185,613	(4.3)%
Departures*	96,627	103,349	(6.5)%
Operating revenues	$341.0	$337.5	1.0%
Pre-tax income	$11.2	$22.8	(50.9)%
Pre-tax Margin*	3.3%	6.8%	-3.5 pts
Diluted earnings per share*	$0.13	$0.26	(50.0)%
EBITDA	$87.2	$93.9	(7.1)%
EBITDA margin*	25.6%	27.8%	-2.2 pts

Operating Revenue Highlights
Operating revenues increased $3.5 million, or 1.0%, from the first quarter of 2014 to $341.0 million in the first quarter of 2015. Fixed-fee service revenue increased $7.1 million, or 2.2%, to $335.5 million. Since March 31, 2014, the Company added 23 E-Jet aircraft and removed 25 ERJ aircraft.

Operating Expense Highlights
Wages and benefits expenses increased 5.5%, or $4.9 million, which was primarily due to an increase in E-Jet operations and an increase in the cost of benefits we provide to our employees.

Maintenance and repair expenses increased 4.5%, or $2.9 million, primarily due to the increase in engine LLP events on our E-Jet aircraft.

Depreciation and amortization expense increased 11.4%, or $4.7 million, due primarily to the increase in the number of owned E-Jet aircraft.

Fleet Highlights
The Company took delivery of the final six E-Jet aircraft for its American Airlines E-Jet agreement which now totals 47 aircraft. The Company expects to take delivery of 15 additional new E-Jet aircraft in the second half of 2015, which it will operate under its United E-Jet agreement. As of March 31, 2015, the Company operated 41 aircraft with 44-50 seats and 201 aircraft with 69-99 seats under its fixed-fee code-share and charter agreements.

During the first quarter of 2015, Delta Air Lines exercised their right to extend 24 aircraft under the Shuttle America ERJ code-share agreement from May 2016 to May 2021. The Company currently operates 41 aircraft under the agreement with Delta, of which 17 can be removed by Delta with 90 days prior written notice.

Balance Sheet and Liquidity Highlights
The Company's unrestricted cash balance decreased $23.2 million, to $200.7 million, from December 31, 2014, due mainly to investments in new aircraft. A consolidated balance sheet and a condensed statement of cash flows have been included in the tables section of this release.

The Company's debt increased to $2.36 billion as of March 31, 2015, compared to $2.34 billion at December 31, 2014, primarily related to the financing of the last six new E-Jet aircraft purchased for our American Airlines fixed-fee agreement partially offset by the Company's debt repayments.

Corporate Information
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” As of March 31, 2015, the airlines operate a combined fleet of about 240 aircraft and offer scheduled passenger service on about 1,250 flights daily to about 100 cities in the U.S. and Canada through fixed-fee flights operated under our major airline partner brands, including American Eagle, Delta Connection, United Express, and US Airways Express. The Company currently employs about 6,500 aviation professionals. For more information about Republic Airways, please visit our website at www.rjet.com.

The Company has published an investor update, which includes revised 2015 guidance and other selected financial information on its website www.rjet.com/en/Investor_Relations/Shareholder_Presentations.aspx.

The Company will conduct a telephone briefing to discuss its first quarter 2015 results at 10 a.m. (Eastern time) Friday, May 8, 2015. This call is being webcast by Thomson/Reuters and can be accessed at the Republic Airways Holdings' website, www.rjet.com. Those wishing to participate can do so by calling (877) 703-6105. International callers can participate by calling +1 (857) 244-7304; the passcode is 31498138.

To listen to a telephone replay of the webcast, call (888) 286-8010 and use password 10594137. International telephone replay will be available by calling +1 (617) 801-6888 and using the same password. The replay will be available from 2 p.m. (Eastern time) May 8, 2015, to 11:59 p.m. (Eastern time) May 15, 2015.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass the Company's beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. The Company assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (In millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014	% Increase / (Decrease)
OPERATING REVENUES:
Fixed-fee service	$335.5	$328.4	2.2%
Other	5.5	9.1	(39.6)%
Total operating revenues	341.0	337.5	1.0%
OPERATING EXPENSES:
Wages and benefits	94.1	89.2	5.5%
Aircraft fuel	3.7	7.3	(49.3)%
Landing fees and airport rents	5.9	7.2	(18.1)%
Aircraft and engine rent	31.2	31.1	0.3%
Maintenance and repair	67.2	64.3	4.5%
Insurance and taxes	4.9	6.5	(24.6)%
Depreciation and amortization	46.0	41.3	11.4%
Impairment and other charges	—	19.9	(100.0)%
Other	46.8	36.5	28.2%
Total operating expenses	299.8	303.3	(1.2)%

OPERATING INCOME	41.2	34.2	20.5%
OTHER INCOME (EXPENSE):
Interest expense	(30.0)	(29.8)	0.7%
Fair value gain - restructuring asset	—	18.4	(100.0)%
Total other expense	(30.0)	(11.4)	163.2%

INCOME BEFORE INCOME TAXES	11.2	22.8	(50.9)%

INCOME TAX EXPENSE	4.8	8.8	(45.5)%

NET INCOME	6.4	14.0	(54.3)%

NET INCOME PER COMMON SHARE - BASIC	$0.13	$0.28	(53.6)%
NET INCOME PER COMMON SHARE - DILUTED	$0.13	$0.26	(50.0)%

Weighted average common shares:
Basic	50.2	49.6	1.2%
Diluted	50.7	54.9	(7.7)%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED) (In millions, except share and per share amounts)

	March 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$200.7	$223.9
Restricted cash	18.8	21.7
Receivables - net of allowance for doubtful accounts of $2.5 and $2.6, respectively	24.5	20.7
Inventories	62.1	60.9
Prepaid expenses and other current assets	19.3	15.6
Deferred income taxes	16.4	16.4
Total current assets	341.8	359.2
Aircraft and other equipment, net	2,924.0	2,860.9
Maintenance deposits	53.0	53.2
Intangible and other assets, net	227.3	220.7
Total assets	$3,546.1	$3,494.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$302.1	$309.0
Accounts payable	24.8	19.3
Accrued liabilities	159.9	142.9
Total current liabilities	486.8	471.2
Long-term debt - less current portion	2,056.7	2,030.2
Deferred credits and other non-current liabilities	82.5	88.1
Deferred income taxes	288.9	284.0
Total liabilities	2,914.9	2,873.5
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; one vote per share;150,000,000 shares authorized; 60,430,955 and 59,821,243 shares issued and 50,828,304 and 50,024,780 shares outstanding, respectively	—	—
Additional paid-in capital	431.7	427.4
Treasury stock, 9,546,147 shares at cost	(183.9)	(183.9)
Accumulated other comprehensive loss	(2.2)	(2.2)
Accumulated earnings	385.6	379.2
Total stockholders' equity	631.2	620.5
Total liabilities and stockholders' equity	$3,546.1	$3,494.0

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In millions)

	Three Months Ended March 31,
	2015	2014

NET CASH FROM OPERATING ACTIVITIES	$57.2	$68.7

INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(147.2)	(130.6)
Proceeds from sale of aircraft and other assets	47.9	7.0
Aircraft deposits	(5.0)	—
Change in restricted cash	2.9	(3.1)

NET CASH USED IN INVESTING ACTIVITIES	(101.4)	(126.7)

FINANCING ACTIVITIES:
Payments on debt	(77.5)	(58.1)
Proceeds from debt issuance and refinancing	147.5	116.2
Payments on early extinguishment of debt and refinancing	(50.5)	—
Proceeds from exercise of stock options	3.0	0.4
Other, net	(1.5)	(1.0)

NET CASH FROM FINANCING ACTIVITIES	21.0	57.5

NET CHANGES IN CASH AND CASH EQUIVALENTS	(23.2)	(0.5)
CASH AND CASH EQUIVALENTS—Beginning of period	223.9	276.7
CASH AND CASH EQUIVALENTS—End of period	$200.7	$276.2

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES UNAUDITED OPERATING HIGHLIGHTS

Operating Highlights	Three Months Ended March 31,
	2015	2014	Change

Operating aircraft at period end:
44-50 seats[7]	41	68	(39.7)%
69-99 seats[8]	201	179	12.3%
Block hours[5]	177,568	185,613	(4.3)%
Departures	96,627	103,349	(6.5)%
Passengers carried	5,018,862	5,138,720	(2.3)%
Revenue passenger miles ("RPM") (millions)[1]	2,618	2,566	2.0%
Available seat miles ("ASM") (millions)[2]	3,490	3,366	3.7%
Passenger load factor[3]	75.0%	76.2%	-1.2 pts
Cost per ASM, including interest expense (cents)[4]	9.45	9.35	1.1%
Cost per ASM, including interest expense and excluding fuel expense (cents)	9.34	9.13	2.3%
Average daily utilization of each aircraft (hours)[6]	9.0	9.0	—%
Average length of aircraft flights (miles)	511	485	5.4%
Average seat density	71	67	6.0%

1.	Revenue passenger miles are the number of scheduled miles flown by revenue passengers.

2.	Available seat miles are the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

3.	Passenger load factor is revenue passenger miles divided by available seat miles.

4.	Costs (in all periods) exclude impairment, fair value gain and other non-operating income. Total operating and interest expenses excluding other impairment charges is not a calculation based on accounting principles generally accepted in the United States of America and should not be considered as an alternative to total operating expenses.
Cost per available seat mile utilizing this measurement is included as it is a measurement recognized by the investing public relative to the airline industry.

5.	Hours from takeoff to landing, including taxi time.

6.	Average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

7.	Excludes 11 owned and four leased E140 aircraft that were permanently parked, four owned and nine leased E145 aircraft that were temporarily parked, and one owned E135 aircraft and 11 owned E145 aircraft that are leased to other operators, as of March 31, 2015. Excludes two owned E140 aircraft that were abandoned and two E145 aircraft that serve as operational spares as of March 31, 2014.

8.
Excludes five leased Q400 aircraft that were temporarily parked that will transition to Flybe and three owned E170 aircraft that are leased to other operators, as of March 31, 2015. Excludes four E175 aircraft that are scheduled to enter service in the second quarter of 2014, four temporarily parked E190 aircraft, and three Q400 aircraft that serve as operational spares as of March 31, 2014.

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to its comparable GAAP basis financial measures. The Company believes that the non-GAAP financial measures provide investors meaningful measurements of the Company's financial performance.

EBITDA:

($ in millions)	Three months ended March 31,
	2015	2014
Net income	$6.4	$14.0
Plus:
Income tax expense	4.8	8.8
Interest expense	30.0	29.8
Depreciation and amortization	46.0	41.3
EBITDA	$87.2	$93.9
EBITDA margin %	25.6%	27.8%